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                                                                    EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]



November 5, 1996


Stac, Inc.
12636 High Bluff Drive
San Diego, CA  92130-2093

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Stac, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement') with the Securities and Exchange Commission (the "Commission") covering the offering of 104,856 shares of the Company's Common Stock to be sold by certain stockholders, as described in the Registration Statement (the "Common Stock").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ D. BRADLEY PECK
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    D. Bradley Peck